PRESS RELEASE: FOR IMMEDIATE RELEASE

STELLAR PHARMACEUTICALS INC. ANNOUNCES NORMAL COURSE ISSUER BID

London, Ontario, April 9, 2009 – Stellar Pharmaceuticals Inc. ("Stellar") (OTCBB:SLXCF.OB) announced today that it will be renewing its normal course issuer bid (the "Bid") that expires on April 8, 2009.

Pursuant to the Bid, Stellar may, during the 12 month period commencing April 9, 2009 and ending April 8, 2010, purchase on the Exchange, up to 1,175,752 common shares. The price which Stellar will pay for any such shares will be the market price at the time of acquisition. The actual number of common shares which may be purchased pursuant to the Bid and the timing of any such purchases will be determined by management of Stellar. As at April 2, 2009 there are approximately 23,515,040 common shares outstanding. All common shares purchased pursuant to the Bid will be purchased for cancellation.

Stellar acquired 307,500 common shares pursuant to its normal course issuer bid during the previous twelve months.

Stellar believes that its common shares have been trading in a price range which does not adequately reflect the value of such shares in relation to the business of Stellar and its future business prospects. As a result, depending upon future price movements and other factors, Stellar believes that its outstanding common shares may represent an attractive investment to Stellar. Furthermore, the purchases are expected to benefit all persons who continue to hold common shares by increasing their equity interest in Stellar.

Readers are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those indicated by these forward-looking statements as a result of risks and uncertainties impacting the Company's business including increased competition; the ability of the Company to expand its operations, to attract and retain qualified professionals, technological obsolescence; general economic conditions; and other risks detailed from time to time in the Company's filings.

For more information contact:

Stellar Pharmaceuticals Inc.	-OR-	Arnold Tenney, Chairman
Peter Riehl, President & CEO		(416) 587-3200
(800) 639-0643
(519) 434-1540